EXHIBIT 99.1

News
For Immediate Release
4 Landmark Square Suite 400 Stamford, CT 06901 Telephone: (203) 975-7110 Fax: (203) 975-7902

Contact: Robert B. Lewis (203) 406-3160

SILGAN INCREASES DIVIDEND FOR 11TH CONSECUTIVE YEAR
SINCE INITIATION AND DECLARES QUARTERLY DIVIDEND

STAMFORD, CT, February 26, 2015 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of rigid packaging for shelf-stable food and other consumer goods products, announced today that based on its continued strong financial performance and business prospects its Board of Directors declared a $0.16 per share quarterly cash dividend on its common stock, payable on March 30, 2015 to the holders of record of the common stock of the Company on March 16, 2015.  This represents approximately a 7 percent increase in the Company’s quarterly cash dividend, which the Company has increased every year since it began paying cash dividends in 2004.

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Silgan Holdings is a leading supplier of rigid packaging for shelf-stable food and other consumer goods products with annual net sales of approximately $3.9 billion in 2014.  Silgan operates 87 manufacturing facilities in North and South America, Europe and Asia.  Silgan is a leading supplier of metal containers in North America and Europe and a leading worldwide supplier of metal, composite and plastic closures for food and beverage products.  In addition, Silgan is a leading supplier of plastic containers for shelf-stable food and personal care products in North America.

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